SCHEDULE A
to the
INVESTMENT ADVISORY AGREEMENT
Dated May 26, 2015 between PACER FUNDS TRUST
and
PACER ADVISORS, INC.

As of December 19, 2022
The Trust will pay to the Adviser as compensation for the Adviser’s services rendered, a fee, computed daily at an annual rate based on the average daily net assets of the respective Fund in accordance with the following fee schedule:

Fund	Rate
Pacer Trendpilot® US Large Cap ETF	0.60%
Pacer Trendpilot® US Mid Cap ETF	0.60%
Pacer Trendpilot® 100 ETF	0.65%
Pacer Trendpilot® European Index ETF	0.65%
Pacer Autopilot Hedged European Index ETF	0.65%
Pacer US Export Leaders ETF	0.60%
Pacer International Export Leaders ETF	0.60%
Pacer Global Cash Cows Dividend ETF	0.60%
Pacer US Cash Cows 100 ETF	0.49%
Pacer Developed Markets International Cash Cows 100 ETF	0.65%
Pacer US Small Cap Cash Cows 100 ETF	0.59%*
Pacer WealthShield ETF	0.60%
Pacer Benchmark Hotel & Lodging Real Estate SCTR℠ ETF	0.60%
Pacer Benchmark Apartments & Residential Real Estate SCTR℠ ETF	0.60%
Pacer Benchmark Healthcare Real Estate SCTR℠ ETF	0.60%
Pacer Benchmark Industrial Real Estate SCTR℠ ETF	0.60%
Pacer Benchmark Data & Infrastructure Real Estate SCTR℠ ETF	0.60%
Pacer CFRA-Stovall Equal Weight Seasonal Rotation ETF	0.60%
Pacer CFRA-Stovall Global Seasonal Rotation ETF	0.60%
Pacer Trendpilot® International ETF	0.65%
Pacer Trendpilot® Fund of Funds ETF	0.15%
Pacer US Cash Cows Growth ETF	0.60%
Pacer Cash Cows Fund of Funds ETF	0.15%
Pacer Emerging Markets Cash Cows 100 ETF	0.70%
Pacer Trendpilot Bond ETF	0.60%
Pacer American Energy Independence ETF	0.75%
Pacer CSOP FTSE China A50 ETF	0.70%
Pacer BioThreat Strategy ETF	0.70%
Pacer Lunt Large Cap Alternator ETF	0.60%
Pacer Lunt Large Cap Multi-Factor Alternator ETF	0.60%
Pacer Lunt Midcap Multi-Factor Alternator ETF	0.60%
Pacer Swan SOS Conservative (December) ETF	0.75%
Pacer Swan SOS Conservative (April) ETF	0.75%
Pacer Swan SOS Conservative (July) ETF	0.75%
Pacer Swan SOS Conservative (October) ETF	0.75%
Pacer Swan SOS Moderate (December) ETF	0.75%

Pacer Swan SOS Moderate (April) ETF	0.75%
Pacer Swan SOS Moderate (July) ETF	0.75%
Pacer Swan SOS Moderate (October) ETF	0.75%
Pacer Swan SOS Flex (December) ETF	0.75%
Pacer Swan SOS Flex (April) ETF	0.75%
Pacer Swan SOS Flex (July) ETF	0.75%
Pacer Swan SOS Flex (October) ETF	0.75%
Pacer Swan SOS Fund of Funds ETF	0.18%
Pacer Metaurus US Large Cap Target Dividend 300 ETF	0.79%
Pacer Metaurus US Large Cap Target Dividend 400 ETF	0.79%
Pacer Pacific Asset Floating Rate High Income ETF	0.60%
Pacer BlueStar Digital Entertainment ETF	0.60%
Pacer BlueStar Engineering the Future ETF	0.60%
Pacer Data and Digital Revolution ETF	0.60%
Pacer Industrials and Logistics ETF	0.60%
Pacer US Large Cap Cash Cows Growth Leaders ETF	0.49%

* Effective since the Fund’s commencement.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be signed on their behalf by their duly authorized officers as of the date set forth above.

PACER FUNDS TRUST	PACER ADVISORS, INC.
By: /s/ Joe M. Thomson	By: /s/ Joe M. Thomson
Name: Joe M. Thomson	Name: Joe M. Thomson
Title: President and Chairman	Title: President